Exhibit 10.1
AMENDING AGREEMENT TO THE
RESTRICTED SHARE UNIT GRANT AGREEMENT

This Amending Agreement is made as of the 31st day of January, 2014 between Open Text Corporation (the “Corporation”) and Mark J. Barrenechea (the “Executive”).
Whereas the Corporation and the Executive entered into an employment agreement dated as of January 2, 2012 (the “Original Employment Agreement”);
Whereas the Corporation granted to the Executive 33,333 Restricted Share Units (the “RSU Grant”) pursuant to the Original Employment Agreement and detailed more fully in the Restricted Share Unit Grant Agreement dated as of February 3, 2012 (the “Original RSU Agreement”);
Whereas the Corporation and the Executive have entered into a new employment agreement dated as of the 30th day of October 2012 (the “Employment Agreement”);
Whereas the Corporation and the Executive have entered into an amending agreement dated as of the 30th day of October 2012 (together with the Original RSU Agreement, the “RSU Agreement”); and
Whereas the Corporation and the Executive desire to amend the RSU Agreement such that the Corporation shall have the right to elect to settle any Vested RSU through the delivery of one common share in the capital of the Corporation (“Common Shares”);
Now, therefore, the parties hereto covenant and agree with each other as follows:

1.	Section 5 of the RSU Agreement is deleted in its entirety and the following shall be inserted in lieu thereof:
“The Executive shall be entitled to receive in settlement of each Vested RSU, within 15 days following the Vesting Date, the Payout Amount in cash or one Common Share purchased on the open market by an agent on behalf of the Executive designated by the Corporation (the “Agent”), in each case as determined by the Corporation. In the event that the Corporation determines to settle any Vested RSUs in Common Shares, the Corporation shall be responsible for payment of the purchase price for such Common Shares, the related brokerage commission payable and any other expense incurred in connection with such purchase of Common Shares.”

2.	Section 7 of the RSU Agreement is deleted in its entirety and the following shall be inserted in lieu thereof:
“The Corporation may withhold from any Payout Amount payable to the Executive or may cause the Agent to withhold from any Common Shares deliverable to the Executive pursuant to Section 5 such amount or number of Shares as applicable as may be necessary to comply with Applicable Law relating to the withholding of tax or other required deductions. The Corporation shall also have the right in its discretion to satisfy any such liability for withholding or other required deduction amounts by causing the Agent to sell Common Shares that would otherwise be delivered or provided to the Executive hereunder or requiring the Executive to sell Common Shares that become deliverable to him hereunder. In addition, the Corporation may require the Executive, as a condition to the settlement of any Vested RSUs, to pay or reimburse the Corporation or the Agent for any such withholding or other required deduction of amounts related to the settlement of such Vested RSUs.”

3.	The RSU Agreement is amended by adding thereto the following as new Section 13:
“In the event of any stock split, stock consolidation, combination or exchange of Common Shares, Change of Control (as defined in the Employment Agreement dated as of October 30, 2012 between the Corporation and the Executive), spin-off, dividend or other distribution of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Common Shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, shall be made with respect to the number of RSUs outstanding hereunder.”

4.	Except as specifically set forth herein, the RSU Agreement shall remain in full force and effect.
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5.	All capitalized terms used herein but not defined shall have the meanings assigned to them in the Original RSU Agreement.
In witness whereof the parties hereto have executed this Amending Agreement on the date first written above.

OPEN TEXT CORPORATION        MARK BARRENECHEA

/s/ Gordon A. Davies        /s/ Mark J. Barrenechea
Name:    Gordon A. Davies        Mark Barrenechea
Title:    Chief Legal Officer and
    Corporate Secretary